EXHIBIT 99.2

Alpha and Omega Semiconductor Limited

Prepared Remarks of Investor Conference Call

for the Quarter Ended June 30, 2016

August 10, 2016

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal fourth quarter and year-end financial results. Our fiscal year ended June 30, 2016. This is So-Yeon Jeong, Investor Relations representative for the company. With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by globe newswire today, August 10, 2016, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to Yifan, our CFO, to provide an overview of the fourth fiscal quarter and the fiscal year 2016 financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon and thank you for joining us. To begin, I will discuss financial results for the quarter and for the fiscal year ended June 30, 2016. Then I’ll turn the call over to Mike, our CEO, who will review the company’s business highlights, and I will follow up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the June quarter was $91.4 million, an increase of 10.1% from the prior quarter and an increase of 12.2% from the same quarter last year. Our new products continue to show growing momentum.

In terms of product mix, MOSFET revenue was $69.3 million, up 9.2% both sequentially and year-over-year. Power IC revenue was $19.2 million, up 18.0% from the prior quarter and up 31.9% from a year ago. Service revenue was approximately $2.9 million as compared to $3.3 million for the prior quarter and $3.5 million for the same quarter last year.

Regarding the segment mix, the June quarter’s Computing segment represented 35.4% of the total revenue, Consumer 28.1%, Power Supply and Industrial 21.8%, Communications 11.4%, Service 3.2%, and others 0.1%. As a reminder, we had improved our segment tracking system in the March 2016 quarter to better reflect our evolving business trend.

For the full fiscal year 2016, revenue was $335.7 million, up 2.4% from last fiscal year.

Gross margin for the June quarter was 21.3%, as compared to 19.7% in the prior quarter and 17.6% for the same quarter last year. The increase in gross margin quarter-over-quarter was mainly driven by the higher factory utilization and new product contribution.

For the fiscal year, gross margin was 19.6% as compared to last fiscal year’s gross margin of 18.4%.

Operating expenses for the quarter were $16.9 million, compared to $16.5 million for the prior quarter and $16.4 million for the same quarter last year. The increase in operating expenses quarter-over-quarter was due to higher SG&A expenses related to variable compensation expenses as a result of higher revenue and the costs associated with our Chongqing joint venture.

Operating expenses for the fiscal year 2016 were $64.3 million compared to $64.7 million for the fiscal year 2015.

Income tax expense was $0.6 million for the quarter as compared to $1.2 million for the prior quarter. Income tax expense for the fiscal year was $4.0 million compared to $3.9 million for the last fiscal year.

Net income attributable to AOS for the quarter was approximately $1.9 million or 8 cents earnings per share, as compared to 6 cents loss per share for the prior quarter and 11 cents loss per share for the same quarter last year. Net income in the June quarter included $1.3 million share-based compensation charge as compared to $1.2 million in the prior quarter. Net loss attributable to AOS for the year was $2.9 million or 13 cents loss per share as compared to $7.8 million loss or 29 cents loss per share for the prior fiscal year.

Non-GAAP EPS attributable to AOS for the June quarter was 14 cents earnings per share as compared to break-even for the prior quarter and 7 cents loss per share for the same quarter last year. Non-GAAP EPS attributable to AOS for this fiscal year was 9 cents earnings per share as compared to 12 cents loss per share for the prior fiscal year.

We continue to generate positive cash flow. Cash flow from operations was $13.8 million for the June quarter compared to $1.7 million for the prior quarter and $9.5 million for the same quarter last year. Cash flow from operations for the year was $40.2 million compared to $27.7 million for the prior fiscal year.

EBITDAS for the June quarter was $10.3 million compared to $8.1 million for the prior quarter and $6.1 million for the same quarter last year. EBITDAS for the year was $32.7 million as compared to $28.2 million in fiscal year 2015.

Moving on to the balance sheet.

We completed the June quarter with cash and cash equivalents balance of $87.8 million, as compared to $78.9 million at the end of last quarter and $106.1 million a year ago.

Net trade receivables were $26.6 million, as compared to $32.0 million at the end of last quarter and $38.8 million during the same quarter last year. Day Sales Outstanding for the quarter was 37 days compared to 39 days in the prior quarter.

Net inventory was $68.8 million at the quarter-end, up from $67.9 million for last quarter and from $64.2 million for the prior year. Average days in inventory were 86 days for the quarter compared to 87 days in the prior quarter.

Net Property, Plant and Equipment balance was $116.1 million, as compared to $112.5 million last quarter and $119.6 million for the prior year. Capital expenditures were $8.1 million for the quarter and $21.9 million for the fiscal year.

A few words about our Chongqing joint venture.

Started in the June quarter, the financial results of the joint venture, of which we own 51%, have been consolidated into our financial statements. We recorded $0.1 million loss attributable to non-controlling interest. In July, Chongqing Funds contributed $33 million capital to the Joint Venture Company, CQAOS. We are in the process of selecting design house and construction companies. The facility is targeted to be completed in a year or so.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Change (Chief Executive Officer):

AOS once again demonstrated solid execution in the June quarter, delivering both the top and bottom lines above the high end of its guidance range. We closed fiscal year 2016 on a positive note as the demand for our new products continues to drive strong performance across all segments. I am especially pleased to report that we not only achieved 14 cents profit during the quarter, but also revived the full year profitability on a non-GAAP basis. Our bottom line swung to a profit of 9 cents from a loss of 12 cents a year ago, which is a testament to the high operating leverage of the AOS business model.

Our focus on introducing differentiated and market driven products, gaining market share, and expanding customer penetration is creating strong momentum. This gives us more confidence in a successful turnaround. Some of the key products introduced last year, for instance, the unique multi-chip DMOS and Power IC package for Skylake, and the highly efficient and reliable Low- and Mid-Voltage DMOS products for smartphone battery management and quick charger applications, have already passed critical milestones as evidenced by our results.

The steady execution of our plan is also accelerating AOS product diversification. The revenue from the Power IC line grew to $69.3 million during fiscal 2016 from $63.5 million in 2015 and $54.0 million in 2014. This represents a 9% year over year increase in fiscal 2016 after an 18% year over year growth in fiscal 2015. Based on the current design in pipeline and customer engagement activities, we feel confident about the continued growth of the Power IC line.

As we continue to expand our differentiated product offerings into broad base applications, we are now starting to earn name recognition among key potential customers. They are more willing to open the doors to us for their next product design discussions. Although it is premature to predict the outcome of it, we are nonetheless very excited about the increasing name recognition and engagements with diversified customers.

Now moving to the specific business highlights for the June quarter of 2016.

Starting with Computing segment: It represented 35.4% of the total revenue, and was up 7.2% quarter over quarter. The healthy growth was driven by ongoing Skylake ramp that we believe will continue to grow in the September quarter. Another highlight was the penetration into new opportunities within the PC market as we achieved a key design win in the graphic card application. Our high performance chip set is optimized for high frequency switching operations, which fits well for graphic card application. We are encouraged by the SAM expansion as we expect more revenue contribution from this design win.

Second, Consumer segment: The revenue marked 28.1% of the total revenue, an increase of 14.4% sequentially. I will highlight two notable trends that propelled the growth in this segment. First, the accelerated adoption rate for 4K TVs. We are well positioned with the market leading TV manufacturers who are aggressively growing their shares in 4K TVs. Although the TV market in general is flat, 4K TV is projected to continuously grow, which bodes well for our long-term growth. Second, the geographic expansion with a diversified customer base. On the heels of success in Korea and Japan, we are expanding our business with the TV customers in Taiwan and China. We continue to replicate our success with more customers by providing highly efficient products and dedicated services.

Next, Power Supply and Industrial segment: It was 21.8% of the total revenue, and posted 9.7% sequential growth during the June quarter. The increase was primarily driven by broad-based strength across our products sold into power supply and industrial applications such as power tools and DC fans. This growth was supported by our solutions that deliver benefits of reduced size with minimum wasted power. Combined with our strong position in quick chargers, we expect this segment to deliver healthy performance in the September quarter.

Finally, Communications segment: The revenue was 11.4% of the total, and was up 18.6% sequentially. The significant growth was mainly driven by the AlphaDFN solution for smartphone battery management. As we communicated in our earlier calls, we have improved the manufacturing capacity for this product line, and are now ramping up the production. We anticipate the revenue from smartphone battery management to continue to rise at a fast pace off a relatively small base.

In closing, I'm pleased to see that our multi-year recovery plan is starting to materialize, which is indicative of the hard work, dedication, and commitment by all of our employees. Based on the ongoing ramps of the new products, we remain confident that we can successfully complete our plan by delivering a meaningful revenue growth and profitability.

With that, now I would like to turn the call over to Yifan for next quarter’s guidance.

Yifan Liang: Guidance for the next quarter

As we look forward to the first quarter of fiscal year 2017, we expect:

•	Our September quarter’s revenue to be in the range of $93 million to $97 million.
•	GAAP gross margin is expected to be approximately 21.5% plus or minus 1%.
•	GAAP operating expenses are expected to be in the range of $18 million plus or minus $1 million, including $0.8 million expenses related to Chongqing joint venture.
•	Tax expenses are expected to be about $1.2 million to $1.4 million.
•	Loss attributable to non-controlling interest is expected to be around $0.4 million.
•	Our share-based compensation should range from $1.3 million to $1.4 million.

As per our regular practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income (loss), tax expenses, net income (loss), and share-based compensation expenses, statements regarding market segments, diversification of products and new customers; expectation with respect to improvement in profit, our recovery progress and competitive position; the progress, outlook and commencement of construction of manufacturing facility in our joint venture with Chongqing funds; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products and ramp up of Skylake platform; seasonality fluctuation in customer demand; the execution of our business plan, and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the decline of the PC industry and our ability to respond to such decline, our ability to introduce or develop new and enhanced products that achieve market acceptance, the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, our ability to execute the joint venture successfully, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 to be filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.